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                                  EXHIBIT 12.1

   RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN MILLIONS)

The Company's consolidated ratios of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated are set forth below:

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                                                                               QUARTER ENDED
                                                 -------------------------------------------------------------------------
                                                  SEPTEMBER 30,    JUNE 30,     MARCH 31,   DECEMBER 31,    SEPTEMBER 30,
                                                      1997           1997         1997          1996            1996
                                                 ---------------  -----------  -----------  -------------  ---------------
Income before income taxes.....................     $    57.9           58.8    $    66.4     $    57.2       $    54.9
Combined fixed charges and preferred stock
  dividends:
  Interest expense on deposits.................         119.2          117.3        116.7         122.8           126.8
  Interest expense on long-term debt...........           7.5            1.4          --            --              --
  Appropriate portion (1/3) of rent expense....           1.1            1.1          1.1           1.2             1.1
  Preferred stock dividend requirements........           0.1            0.1          0.1           0.1             0.1
    Total combined fixed charges and preferred
      stock dividends..........................         127.9          119.9        117.9         124.1           128.0
Earnings before income taxes and combined fixed
  charges and preferred stock dividends........         185.8          178.7        184.3         181.3           182.9
Ratio of earnings to combined fixed charges and
  preferred stock dividends....................          1.45x          1.49x        1.56x         1.46x           1.43x
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
                                                                                           NINE MONTHS ENDED
                                                                                      ----------------------------
                                                                                      SEPTEMBER 30,  SEPTEMBER 30,
                                                                                          1997           1996
                                                                                      -------------  -------------
Income before income taxes..........................................................    $   183.1      $   167.3

Combined fixed charges and preferred stock dividends:
  Interest expense on deposits......................................................        353.2          403.0
  Interest expense on long-term debt................................................          8.9            --
  Appropriate portion (1/3) of rent expense.........................................          3.3            3.1
  Preferred stock dividend requirements.............................................          0.3            0.1
    Total combined fixed charges and preferred stock dividends......................        365.7          406.2

Earnings before income taxes and combined fixed charges and preferred stock
  dividends.........................................................................        548.8          573.5

Ratio of earnings to combined fixed charges and preferred stock dividends...........          1.50x           1.41x
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